Issuer Name: China TransInfo Technology Corp.
Client Name: Shudong Xia
Symbol: CTFO
Start Date: 02/24/2011
End Date: 02/24/2012

Rule 10b5-1 Purchase Plan and Client Representations

I, Shudong Xia, as of the date below, establish this Purchase Plan (“the Plan”) to purchase Shares of the common stock (“Shares”) of China TransInfo Technology Corp., (“Issuer”), pursuant to the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). I request that Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") execute the Plan as follows:

1.       Purchase Instructions

1.1 Starting on 2/24/2011 and ending on 2/24/2012:

[ ]	purchase [number] Shares every [time period: day of week, day/date of month], provided the price per Share is at or below $______[dollar amount] on the principal exchange or market on which the Shares are traded (the “Exchange”);

[X]	purchase Shares pursuant to the following table;

Start Date	End Date	Share Quantity	Purchase Price at or below “Limit”
2/24/2011	2/24/2012	400,000

	Total:	400,000

1.2 Carry forward provision (optional):

[ ]	Any Shares not purchased in a given [time period: day, week, month, quarter, day/date of month, etc.], because the parameters (e.g., specified purchase price) under the Plan were not met, will carry forward to future [time periods] until purchased.

1.3 If my order to buy Shares pursuant to the Plan, whether market or limit, is handled by a Merrill Lynch trading desk, it shall be handled as “not held”. A “not held” or “working order” permits a Merrill Lynch trader to use reasonable brokerage judgment, exercising price and time discretion, as to when to execute the order.

Issuer Name: China TransInfo Technology Corp.
Client Name: Shudong Xia
Symbol: CTFO
Start Date: 02/24/2011
End Date: 02/24/2012

2.       Account Credit

In the event any scheduled purchase of Shares is not executed as provided for in Section 1 (or Section 3, if applicable) of the Plan, my account will be credited as if such purchase or exercise had been executed as provided for in Section 1 (or Section 3, if applicable).

3.       Suspension

3.1 If Merrill Lynch must suspend purchases allocated under the Plan, pursuant to Section 1 above, on a particular day for any of the following reasons:

1.	a day specified by the Plan is not a day on which the Shares trade regular way on the Exchange;

2.	trading of the Shares on the Exchange is suspended for any reason;

3.	there is insufficient volume for any or all of the Shares at or below the specified price; or

4.	Merrill Lynch cannot effect a purchase of Shares due to legal, regulatory or contractual restrictions applicable to it or to me; or

5.	Merrill Lynch is notified in writing by the Issuer that a purchase of Shares should not be effected due to legal, regulatory or contractual restrictions applicable to the Issuer or to me;

3.2 Merrill Lynch will resume purchases in accordance with the Plan as promptly as practicable after (a) Merrill Lynch receives notice in writing from the Issuer that it may resume purchases in accordance with Section 1 of the Plan in the case of the occurrence of an Event described in 3.1.4 and 3.1.5 above or (b) Merrill Lynch determines, in its sole discretion, that it may resume sales in accordance with the Plan in the case of the occurrence of an Event described in 3.1.1, 3.1.2, and 3.1.3.

3.3 Shares allocated under the Plan for purchase during the period when trading was suspended (check one of the following):

[ ]	will not be purchased

[X]	will be purchased as soon as possible once trading under the Plan resumes

[ ]	will be carried forward to be purchased with the next amount of Shares to be purchased in accordance with Section 1 of the Plan

Issuer Name: China TransInfo Technology Corp.
Client Name: Shudong Xia
Symbol: CTFO
Start Date: 02/24/2011
End Date: 02/24/2012

4.      Termination

The Plan shall terminate on the earliest to occur of the following:

4.1 the termination date listed above;

4.2 the completion of all purchases contemplated in Section 1 of the Plan;

4.3 my or Merrill Lynch’s reasonable determination that: (a) the Plan does not comply with Rule 10b5-1 or other applicable securities laws; (b) I have not complied with the Plan, Rule 10b5-1 or other applicable securities laws; or (c) I have made misstatements in my representations or warranties in Section 8, herein;

4.4 receipt by Merrill Lynch of written notice from the Issuer or me of: (a) the filing of a bankruptcy petition by the Issuer; (b) the closing of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the Shares of the Issuer into shares of a company other than the Issuer; or (c) the conversion of the Shares into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part);

4.5 receipt by Merrill Lynch of written notice of my death or legal incapacity;

4.6 receipt by Merrill Lynch of written notice of termination from me.

5.       Purchase Discretion

At the discretion of Merrill Lynch, Shares may be purchased on a given day or date in bulk or in smaller increments, depending upon market volume and the price(s) established above in Section 1.

6.       Stock Splits/Reincorporation/Reorganizations

6.1 In the event of a stock split or reverse stock split, the quantity and price at which the Shares are to be purchased will be adjusted proportionately.

6.2 In the event of a stock dividend or spin-off, the quantity and price at which the Shares are to be purchased will be adjusted as instructed by the Issuer. Any adjustment shall only become effective upon receipt by Merrill Lynch of written notice from Issuer as to the occurrence of the dividend or spin-off, as well as specific instructions as to the adjustment to the quantity and price at which Shares are to be purchased.

6.3 In the event of a reincorporation or other corporate reorganization resulting in an automatic share-for-share exchange of new shares of the Issuer for the Shares subject to the Plan, then the new shares will automatically replace the Shares originally specified in the Plan.

Issuer Name: China TransInfo Technology Corp.
Client Name: Shudong Xia
Symbol: CTFO
Start Date: 02/24/2011
End Date: 02/24/2012

7.       Indemnification

7.1 I agree to indemnify and hold harmless Merrill Lynch from and against all claims, losses, damages and liabilities arising out of inquiries and/or proceedings resulting from assertions that:

1.	the Plan or purchases made under the Plan do not comply with Rule 10b5- 1 or with state securities laws or regulations prohibiting trading while in possession of material nonpublic information and

2.	Merrill Lynch has not executed any purchases pursuant to the provisions of the Plan.

7.2 This indemnification will survive termination of the Plan.

8.       Client Representations

In consideration of Merrill Lynch accepting orders to buy securities under a written plan that I have established to meet the requirements of Rule 10b5-1 under the Exchange Act, I make the following representations, warranties and covenants:

8.1 I have established the Plan in good faith, in compliance with the requirements of Rule 10b5-1, and at a time when I was not in possession of material nonpublic information about the Issuer, whose securities are the subject of the Plan.

8.2 I have consulted with legal counsel and other advisors in connection with my decision to enter into the Plan and have confirmed that the Plan meets the criteria set forth in Rule 10b5-1.

8.3 Except as provided in the Plan and while the Plan is in effect, I confirm that:

1.	I will not engage in an offsetting or hedging transaction in violation of Rule 10b5-1; and

2.	I agree to notify Merrill Lynch in advance of any sales or purchases of any of the Issuer’s securities or any derivative transactions on the Issuer’s securities.

8.4 I understand that while my plan is in effect, I may not disclose to those executing my plan at Merrill Lynch any information concerning the Issuer that might influence Merrill Lynch’s execution of the Plan.

Issuer Name: China TransInfo Technology Corp.
Client Name: Shudong Xia
Symbol: CTFO
Start Date: 02/24/2011
End Date: 02/24/2012

8.5 Compliance with insider trading policies.

1.	The Plan does not violate the Issuer’s insider trading policies.

2.

I have informed the Issuer of the existence and provisions of the Plan, and, if necessary under the Issuer’s insider-trading policies, authorized representatives of the Issuer have approved the Plan and retained a copy of the Plan.

8.6 Compliance with Rule 10b-18:

I understand and agree:

1.

if I am an affiliate or control person under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, than all purchases of securities under the Plan will be in accordance with Rule 10b-18;

2.	no purchase is permitted until after the opening transaction and that no purchase can occur during the one-half hour before trading is scheduled to terminate;

3.

the purchase amount, other than a block purchase, is limited daily to the higher of (i) 100 Shares or (ii) 25% of the average daily trading volume in the preceding four calendar weeks. Block purchases by the issuer must be subtracted in computing the average daily volume;

4.	no purchase may be made at a price higher than the current independent bid or last independent sale whichever is higher.

5.

I agree to make or cause to be made all necessary filings, including filings pursuant to Section 13 and Section 16 of the Exchange Act, and any other filings necessary pursuant to the Securities Act and/or the Exchange Act.

6.

I agree to inform Merrill Lynch as soon as possible of any subsequent restrictions imposed on me due to changes in the securities (or other) laws or of any contractual restrictions imposed by or on the Issuer, which would prevent Merrill Lynch or me from complying with the Plan.

8.7 Delivery requirements.

1.	I agree to have delivered into the custody of Merrill Lynch prior to the date of execution of any purchases specified under the Plan necessary funds to settle the intended purchases under the Plan.

Issuer Name: China TransInfo Technology Corp.
Client Name: Shudong Xia
Symbol: CTFO
Start Date: 02/24/2011
End Date: 02/24/2012

2.	I agree that Merrill Lynch’s obligation to execute purchases under the Plans conditioned on the satisfaction of the foregoing delivery requirements.

9.       Modification

The Plan may be modified or amended only upon:

1.	the written agreement of myself and Merrill Lynch; and

2.

the receipt by Merrill Lynch of written confirmation that I have signed to the effect that the representations, warranties and covenants contained in my Client Representations, dated the date hereof, are true as of the date of such written confirmation.

10.       Counterparts

The Plan may be signed in counterparts, each of which will be an original.

11.      Entire Agreement

The Plan and my Client Representations set forth herein together constitute the entire agreement between me and Merrill Lynch and supersede any prior agreements or understandings regarding the Plan.

12.       Notices

All notices given by the parties under this Plan will be as follows:

If to Merrill Lynch:

Liling Lee and Administrative Manager
Merrill Lynch, Pierce, Fenner & Smith, Inc.
[branch office address]

If to me:
Client address on file.

Issuer Name: China TransInfo Technology Corp.
Client Name: Shudong Xia
Symbol: CTFO
Start Date: 02/24/2011
End Date: 02/24/2012

13.       Officer & Director Equity Service

If you are subject to the reporting requirements of Section 16 of the Exchange Act, complete the following Section 13 to have transaction information for open market transactions under the plan forwarded to a designated third party.

13.1 I authorize Merrill Lynch to transmit transaction information via fax and/or email for open window transactions and transactions under the Plan (sales and purchases) to:

Name: Shudong Xia	Name: Fan Zhou
Title: Chairman, CEO, President	Title: Investor Relations Director
Organization: CTFO	Organization: CTFO
Fax: 0086-10-51691666	Fax: 0086-10-51691666
Tel.: 0086-13501215622	Tel.: 0086-13810018227
e-mail: xsd@ctfo.com	e-mail: ir@ctfo.com

13.2 Reasonable efforts will be made to transmit transaction information for open market transactions under the Plan (purchase or sale) by the close of business on the day of the purchase or sale, but no later than the close of business on the first trading day following the purchase or sale.

13.3 I acknowledge that Merrill Lynch: (1) has no obligation to confirm receipt of any email or faxed information by the designated contact and (2) has no responsibility or liability for filing a Form 4 with the SEC or for compliance with Section 16 of the Securities Exchange Act of 1934. If any of the above contact information changes, or I would like to terminate this authorization, I will promptly notify Merrill Lynch in writing.

13.4 I further authorize Merrill Lynch to transmit transaction information to a third party service provider who will make the information available to my designated representative(s) listed above.

Issuer Name: China TransInfo Technology Corp.
Client Name: Shudong Xia
Symbol: CTFO
Start Date: 02/24/2011
End Date: 02/24/2012

14. Governing Law

This Plan will be governed by and construed in accordance with the internal laws of the State of New York.

By: /s/ Shudong Xia
Name: Shudong Xia
Date: December 22, 2010

Acknowledged and Agreed this  22nd   day of December____, 2010:
Merrill Lynch, Pierce, Fenner & Smith
Incorporated

By: __/s/ Anita Lam___________________________
Name: Anita Lam
Title: Administrative Manager

Issuer Name: China TransInfo Technology Corp.
Client Name: Shudong Xia
Symbol: CTFO
Start Date: 02/24/2011
End Date: 02/24/2012

Annex A –Issuer Certificate

This Annex A may not be amended except in accordance with the Plan.

1. The Issuer certifies that it has approved, and retained a copy of, the Purchase Plan dated December 22, 2010 (the “Plan”) between Shudong Xia, (“Purchaser”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) relating to the common stock of the Issuer (the “Shares”).

2. The Plan is consistent with Issuer’s insider trading policies, and, to the best of Issuer’s knowledge, there are no legal, contractual or regulatory restrictions applicable to Purchaser as of the date of this representation that would prohibit Purchaser from entering into the Plan or affecting any purchase of Shares pursuant to the Plan.

Dated: December 22, 2010____________________

By:_/s/ Danxia Huang________________________
Name: Danxia Huang
Title: Interim Chief Financial Officer